Exhibit 10.8

July 16, 2014

Jodie Pope Morrison

99 Mount Vernon Avenue

Melrose, MA 02176

Dear Jodie:

On behalf of Tokai Pharmaceuticals, Inc. (the “Company”), set forth below are the terms of your continued employment with the Company.

1.	Employment. You will continue to be employed and to serve on a full-time basis as the Company’s President and Chief Executive Officer (“CEO”). In addition, we anticipate that you will remain a member of the Company’s Board of Directors (the “Board”) for so long as you serve as CEO. As President and CEO of the Company, you will be responsible for performing those duties and responsibilities as are consistent with your position, as well as such other duties as may from time to time be assigned to you by the Board. You shall report to the Board, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the lawful rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $29,166.67 per monthly pay period (which if annualized equals $350,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board, you will be eligible for a retention and performance bonus of up to 25% of your annualized base salary. The bonus, if any, you receive for a calendar year will be based on both your individual performance and the Company’s performance that year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.

4.	Benefits. You may continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

5.	Business Expenses. The Company will reimburse you for all reasonable and documented business expenses submitted in accordance with Company policy.

6.	Vacation. You will be eligible for a maximum of five (5) weeks of paid vacation per calendar year, to be taken at times that will not unreasonably interfere with the Company’s business. Pursuant to Company policy, vacation time cannot be carried over from year to year.

7.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement. As a condition of your continued employment pursuant to the terms hereof, you hereby reaffirm your obligations set forth in the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement, dated November 13, 2006 (the “Non-Competition Agreement”), which Non-Competition Agreement remains in full force and effect.

8.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

9.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein.

10.	Termination Without Cause or for Good Reason.

a.

Severance Benefits. In the event the Company terminates your employment without “Cause” (as defined below) or you terminate your employment for “Good Reason” (as defined below), and provided that within 60 days following your last day of employment (or such lesser period as is then required by the Severance Agreement) you timely execute and return a severance and release of claims agreement provided by the Company (the “Severance Agreement”) and, if applicable, allow it to become effective by not revoking your acceptance (the “Severance Conditions”), the Company will, during the “Severance Period” (as defined below), continue to pay to you as severance pay your then current base salary. As used herein, the “Severance Period” shall commence on the Company’s first payroll date following the eighth (8th) day after you execute the Severance Agreement (provided that if the 60 day period described above ends in a calendar year subsequent to the year in which you are terminated, payment will not begin before the first business day of that subsequent year), and shall continue for twelve (12) months; provided, however, that the Severance Period shall immediately cease on the date on which you commence employment with or begin providing services to another person, employer, or entity for, on average, at least twenty (20) hours per week, at a level of remuneration commensurate with that last paid by the Company (or an hourly equivalent rate) and you are required to immediately provide the Company with written notice upon your commencement of employment with or provision of services to another person, employer, or entity. Any severance pay hereunder will be subject to all applicable taxes and withholdings and will be payable in accordance with the Company’s then-current payroll practices over the course of the Severance Period, subject to the terms and conditions set forth in paragraph 11 below.

b.	Cause. For purposes of this paragraph, the term “Cause” means: a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence in connection with the performance of your duties or services to the Company, (ii) breached your Non-Competition Agreement, or (iii) violated Company policies or procedures in a manner that has materially injured, or is reasonably likely to materially injure, the Company’s business or reputation.

c.	Good Reason. For purposes of this paragraph, the term “Good Reason” means: (i) a material adverse change in your duties, responsibilities, title or reporting relationship, (ii) a material reduction in your annualized base salary without your prior consent (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of its other senior executives), or (iii) the relocation of the Company following a Change in Control, such that your daily commute is increased by at least 50 miles. To terminate your employment for Good Reason you must (i) provide notice to the Company of the event giving rise to the Good Reason within 90 days after such event occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, resign for Good Reason within 30 days following expiration of the cure period.

11.	Section 409A.

a.	Six Month Delay. For purposes of this letter, a termination of employment means a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code “). If and to the extent any portion of any payment, compensation or other benefit provided to the you in connection with your separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will be paid within ten (10) days following the earlier of (i) the day that is six (6) months plus one (1) day after the date of separation from service (as determined under Section 409A) or (ii) the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

b.	General 409A Principles. For purposes of this letter, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A l(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This letter is intended to comply with the provisions of Section 409A and the letter will, to the extent practicable, be construed in accordance therewith. Terms defined in this letter will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

12.	Entire Agreement. This letter, together with the Non-Competition Agreement, constitutes the entire agreement between the parties, and amends, restates and supersedes all prior understandings in their entirety, whether written or oral, relating to the terms of your employment, including, without limitation, your offer letter dated June 26, 2013.

If this letter correctly sets forth the terms under which you will continue to be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

Sincerely,

By:	/s/ Seth L. Harrison
Seth L. Harrison, MD Chairman of the Board

The foregoing correctly sets forth the terms of my continued at-will employment with Tokai Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ Jodie Pope Morrison	7/16/2014
Jodie Pope Morrison	Date